[Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the
Commission pursuant to Rule 406 of the Securities Act of 1933.]

[PUREDEPTH LOGO]

EXCLUSIVE SALES AND DISTRIBUTION LICENSE

                      Between

      PureDepth, Inc.

      And

      SANYO Sales and Marketing Corporation

      And

      SANYO Electric System Solutions Co., Ltd.

Exclusive Sales and Distribution License

Date: December 15, 2005

Parties

1.	PureDepth, Inc. of 303 Twin Dolphin Drive, Redwood City, California, USA (together with its subsidiaries, PureDepth Limited and PureDepth Incorporated Limited, “PureDepth”)

2.
SANYO Sales and Marketing Corporation of 5-15, Hiyoshi-cho 2-chome, Moriguchi-shi 570-8634, Osaka, Japan, and SANYO Electric System Solutions Co., Ltd., of 180 Omori Anpachi-cho, Anpachi-gun, 503-0195, Gifu, Japan (collectively together with “Sanyo”)

Background

A.	Sanyo is, among other things, a pre-eminent seller and distributor of certain gaming products to the Market.

B.	PureDepth is the exclusive owner of the MLD™ Technology.

C.
PureDepth wishes to grant to Sanyo an exclusive license to incorporate the MLD™ Technology into the Sanyo Product and then offer for sale, sell and/or distribute Sanyo Product within the Market under the terms and subject to the conditions of this Agreement.

Terms and Agreement

1.	Definitions and Interpretation

1.1	In this Agreement and, in addition to those defined terms set out in Schedule 1:

“Affiliate” means any entity that directly or indirectly Controls, or is Controlled by, or is under common Control with, Sanyo.

“Agreement” means this agreement, including the Schedules, Appendices, and/or addendums to this Agreement.

“Commencement Date” shall have the meaning given to this term in Schedule 1.

“Confidential Information” means and includes; all information and technology relating to the Intellectual Property Rights, Product or the Sanyo Product, including without limitation, manufacture methods, data, designs, plans, drawings, know-how, systems, processes, schematics, blueprints, records, reports, models, prototypes, descriptions, pricing, marketing and related business plans and customer information related thereto, and including all information derived from the above, which is disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) with effect from 1 April 2005 (when the parties first met in relation to the context of current commercial discussions, negotiations and agreements) to and inclusive of the Commencement Date and otherwise during the Term, in written form or in any other tangible form.

“Control(s)” and “Controlled” means; for corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of the board of directors or other governing body of the entity; and, for non-corporate entities, direct or indirect ownership of fifty percent (50%) or greater of the equity interest.

“Copyright” means copyright held by PureDepth in any written material, plans, designs or other work relating to the development, assembly, sale, and distribution of the application of the Patent Rights in the Market.

“Default Rate” means the percentage per annum calculated daily for the applicable period as set out in Schedule 1.

"Improvements" means modifications to, improvements in, developments from or additions to the Product during the Term.

"Intellectual Property Rights" means all intellectual property rights including, but not limited to, the Patent Rights, and the Copyright and the Trade Marks, trade names, trade secrets and know-how and show-how devised, developed or acquired by PureDepth and applied in the development, manufacture, assembly and sale of the MLD Technology as well as any designs independently developed by PureDepth, whether or not registered or protected by copyright, devised or acquired by PureDepth and applied in the development, manufacture, assembly and sale of the MLD Technology, and, for the avoidance of doubt, includes all Improvements.

"Market" means the sale and distribution of [* * *] For the avoidance of doubt, the "Market" does not include the general PC or handheld device market.

"MLD Technology" is the multi-layer display technology exclusively owned by PureDepth protected by the Patents and Copyright.

"MLD Module" means a module including 2 or more screens in a stacked arrangement.

"NDA" means the confidentiality agreement signed between the parties shortly before the Commencement Date and attached as Appendix A to this Agreement.

"Product" means the MLD Modules, developed now or in the future, utilizing aspects of the Patent Rights for application to the products sold within the Market.

"Patents" means the Patents listed in Schedule 3 and any patent granted upon the Patent Applications, and includes any patents of which PureDepth is the permitted user of worldwide and which relate to the MLD Technology.

"Patent Applications" means the Patent Applications listed in Schedule 3.

"Patent Rights" means all and any of the rights under the Patents, Patent Applications, additions, modifications, extensions, or continuations in the Market in favor of PureDepth, and any patents granted upon the Patent Applications.

"Sale" or "sell" or "selling" or "sold" means the sale, transfer, or other disposition of a Unit of Sanyo Product by Sanyo, either directly or through its Affiliates, to a customer.

"Sanyo Product" means product which incorporates the Product or MLD Technology to be sold or distributed to the Market by Sanyo.

"Term" means, unless otherwise terminated by operation of law or pursuant to the terms of this Agreement, the period set out in Schedule 1, and, where the context applies, the period of extension to the Term pursuant to the terms of this Agreement.

"Territory" has the meaning defined in Schedule 1.

"Trade Marks" means the registered and unregistered trade marks of which PureDepth is the proprietor, registered user or licensee, as the case may be.

“Unit” means in relation to Sanyo Product, a single unit of such product.

“Volume Commitment” has the meaning defined in Schedule 1.

Construction

1.2	In the construction of this Agreement, unless the context requires otherwise:

a.	A reference to any document, including this Agreement, includes a reference to that document as amended or replaced from time to time.

b.	A reference to “including” or “includes” means “includes without limitation.”

c.	A reference to a prohibition against doing anything includes a reference to not permitting, suffering or causing that thing to be done.

d.	Where a word or expression is defined in this Agreement, other parts of speech and grammatical forms of that word or expression have corresponding meanings.

e.	A reference to a party to this Agreement includes that party’s successors and permitted assigns.

f.	A reference to a person includes a corporation sole and also a body of persons, whether corporate or unincorporated.

g.	For the avoidance of doubt, any defined term shall have the same meaning throughout this Agreement.

h.
A reference to an enactment or statutory regulation is a reference to that enactment or regulation as amended, or to any enactment or regulation that has been substituted for that enactment or regulation.

i.	References to monetary amounts are to the currency of the United States of America.

j.	Words importing one gender include the other.

k.	Words importing the singular or plural number include the plural and singular number, respectively.

l.	A reference to a clause is to a clause in this Agreement.

2.	The Grant

2.1	For the Term, but subject to the provisions of clause 2.3 and the payment of the agreed sums by Sanyo to PureDepth under the terms of this Agreement, PureDepth grants to Sanyo:

a.	a right to manufacture to PureDepth’s standard specifications and Trademarks as well as an exclusive right to sell and/or distribute the Product only within the Market; and

b.
a non-exclusive license under all the Patent Rights and Copyright accordingly to manufacture to PureDepth’s standard specifications and Trademarks, sell and/or distribute the Product only within the Market.

2.2
The rights licensed under this Agreement are personal to Sanyo. Sanyo will not assign or grant any sub-license in respect to these rights without the express prior written consent of PureDepth, which such consent will not be unreasonably withheld.

2.3
The grant under clause 2.1 is conditional upon ongoing compliance with any conditions imposed by the Government or any regulatory authority or body of the relevant jurisdiction in the Market (if any) being met to the satisfaction of both parties in respect of any marketing, distribution, selling and/or use of the Sanyo Product in the Market.

3.	PureDepth’s Obligations

3.1
Until such time as Sanyo elects otherwise, PureDepth undertakes to supply Sanyo with the Product for incorporation into the Sanyo Product on the terms of trade to be agreed between the parties separately from this Agreement.

3.2
PureDepth will provide technical advice and/or assistance to Sanyo in relation to the Product and/or the MLD Technology and its incorporation into the Sanyo Product as it reasonably considers necessary or otherwise within a reasonable period of time following receipt of a request for such advice or assistance by Sanyo.

3.3	PureDepth will not intentionally bring Sanyo or the Sanyo Product into disrepute or otherwise intentionally damage the reputation of Sanyo or the Sanyo Product.

3.4
During the Term and subject to Sanyo's continuing compliance with the terms of this Agreement, PureDepth shall not grant any party other than Sanyo any right to use the Patents and Patent Application for the sale or distribution of the Products within the Market, and shall not by itself or through any third party use the Patent Rights for the sale or distribution of the Products within the Market.

4.	Sanyo’s Obligations
4.1	Sanyo agrees and undertakes:
a.
to use its best endeavors in relation to the business of selling and merchandising Sanyo Product within the Market so as to create and satisfy maximum reasonable demand for the Product and/or MLD Technology;

b.	to actively promote the Sanyo Product;

c.	to provide, on a best effort basis, sales forecasts for the Product;

d.	not to knowingly be involved in transacting business that involves the use of the Product outside the Market or involves use of the Product other than for the purposes set out in this Agreement;

e.	not intentionally bring the Trademarks into disrepute or otherwise intentionally damage the reputation of PureDepth, the Product or the MLD Technology.

5.	Royalties, Minimum Volumes and Payment

5.1	Sanyo will pay PureDepth a royalty for each unit of Product sold by Sanyo itself or incorporated into the Sanyo Product at both the rates and payment terms set out in Schedule 1.

5.2
During the Term, Sanyo shall purchase from PureDepth or manufacture by itself or its subcontractor in accordance with PureDepth's standard specifications and Trademarks, the Products no less than the Volume Commitment during the period set forth in Schedule 1.

5.3
No royalty will be owed or paid by Sanyo to PureDepth for any Sanyo Product supplied free of charge as an evaluation, sample or promotional unit, provided, however, that net shipments of such units do not exceed that percentage of total Sanyo Product sold in any given year at the volume percentage set out in Schedule 1.

5.4	For the avoidance of doubt, where a Unit of Sanyo Product contains more than one Product, then the royalty rate payable will be multiplied by the number of Products in each such Unit.

5.5	Sanyo will be responsible for paying:
a.	all taxes, imposts, tariffs, duties and other Governmental or regulatory requirements of whatever nature on sales of the Product or Sanyo Product sold by Sanyo;

b.	Default Rate interest to PureDepth on all monies not paid by due date from such due date until payment in full is made; and

c.	the legal costs of PureDepth in the event of default under subclause b. above.

6.	Accurate Records and Audit Right

6.1
Sanyo will keep or cause to be kept, true and accurate books and records with respect to sales of Products and Units of Sanyo Product covered by this Agreement in accordance with generally accepted accounting principles and in a manner consistent with the accounting methods employed by best business practice.

6.2	Within the periods set out in Schedule 1, Sanyo will furnish to PureDepth a report in writing containing full particulars of the sales of Units of Sanyo Product during the period.

6.3
PureDepth will have the right, at its own expense, to engage an independent, certified public accounting firm to examine the relevant books and records of Sanyo and its Affiliates who have sold the Products or Sanyo Product at any reasonable time during business hours after notifying Sanyo of its desire to do so in writing. Except for the disclosure of financial information to PureDepth or except as otherwise required by law, regulation or legal process, such accounting firm will be required to maintain the confidentiality of all financial or other non-public information of Sanyo and its Affiliates who have sold the Sanyo Product. The examination will be no more than once each year and will cover no more than the preceding three (3) anniversary years. Except in the case of an intentional failure to disclose or omission by Sanyo or its Affiliates or agents, no year may be audited more than once. The examination will be solely for the purpose of determining the compliance by Sanyo of its reporting and payment obligations under this Agreement. In the event that an examination discloses an error by Sanyo (for whatever reason) of more than 5% the of royalties paid or due to PureDepth for the period under audit, Sanyo will fully indemnify PureDepth for all PureDepth's costs and expenses of the examination, and the amount of the error due to PureDepth.

7.	Patent Rights and Infringement

7.1	PureDepth warrants that:

a.	it is the sole owner of the Patent Rights and Copyright;

b.	has the power and legal authority to grant this license and enter into this Agreement with Sanyo;

c.	it will make reasonable endeavors to ensure the accuracy of any claims it may make to Sanyo relating to the Product and the MLD Technology; and

d.
to the best of its knowledge and belief, its Patent Rights and the Product do not infringe the patent rights of any third party, but makes no other warranties other than those explicitly provided in this Agreement.

7.2
Whilst PureDepth believes that the rights comprising the grant under clause 2.1 are novel, PureDepth will not be liable or under any obligation in any way to compensate or reimburse Sanyo for any loss (and, for the avoidance of doubt, and without limitation “loss” shall include any indirect, special, incidental, economic, consequential, and/or exemplary damages or losses suffered by Sanyo) arising out of or flowing from:

a.
any action in the relevant jurisdiction in the Market that such third party's intellectual property rights in that jurisdiction have been infringed including a claim by a third party that prior art exists such that Sanyo is prevented using the rights granted to it under this Agreement; or

b.	any genuine (i.e. reasonable and not merely vexatious) action by a third party which seeks to prevent Sanyo from manufacturing or and or selling the Sanyo product.

7.3
PureDepth will defend, indemnify, and hold harmless Sanyo from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses, including, without limitation, reasonable attorney's fees and costs of suit, arising out of or in connection with any third party claim falling within the subject matter of subclauses a. and b. of clause 7.2 above but, in any event or circumstance, subject to and conditional upon the following:

a.
the aggregate claims for indemnity made by Sanyo pursuant to and as permitted by clause 7.2 will in each consecutive [* * *] period of trading as from the date of launch of the Sanyo Product to any jurisdiction within the Market be limited to that amount determined in accordance with the formula set out in Schedule 1;

b.	payment by PureDepth under any indemnity claim by Sanyo pursuant to and as permitted by clause 7.2 are conditional upon:

i.
a successful claim by a third party against Sanyo within the subject matter of sub clause a. and b. of clause 7.2 in a competent court in the relevant jurisdiction and, if required by PureDepth, it must be proven by the order of a competent court in the relevant jurisdiction that such claim falls within the subject matter of sub clause a. or b. of clause 7.2; and

ii.	any settlement made by Sanyo in relation to a third party infringement claim falling within the subject matter of sub-clauses a. or b. of clause 7.2 being agreed to by PureDepth;

c.
whether or not PureDepth is a party to any court proceedings that may reasonably lead to a decision and/or order of the type referred to in subclause b. of this clause 7.3, Sanyo must promptly notify PureDepth of such proceedings and must fully cooperate with and permit PureDepth to take an active part in such proceedings throughout, and Sanyo must not reach a settlement of any such claim without PureDepth’s prior written consent (which must have regard to PureDepth's professional legal and insurance advice but subject to this will not be unreasonably withheld); and

d.	in no circumstances will PureDepth be liable for, or indemnify Sanyo for, a claim arising out of or flowing from Sanyo’s application of the Sanyo Product in the Market.

7.4	Sanyo:

a.	acknowledges PureDepth’s claim that PureDepth is the sole owner of the Intellectual Property Rights;

b.	undertakes not to, and will not, at any time challenge or otherwise call into question the validity of any of the Intellectual Property Rights; and

c.	undertakes not to, and will not, take any action which may prejudice or harm the Intellectual Property Rights or the ownership by PureDepth of the rights comprised in the Intellectual Property Rights.

7.5	Sanyo will promptly give notice in writing to PureDepth of any infringement or threatened infringement of the Intellectual Property Rights which comes to its notice.

7.6
In the event of any infringement of the Patent Rights or the Copyright, PureDepth will take action to stop the infringement. In the event that any such infringement is within the Market, PureDepth will take action to stop the infringement, at the expense of PureDepth. PureDepth may take action on its own account and at its own expense for infringement. Sanyo may take action on its own account as well and in its own name, or in the name of PureDepth if PureDepth consents, with respect to the potential infringement action. In this latter event, Sanyo will indemnify and keep indemnified PureDepth against all costs and expenses in respect of any such action.

7.7
In the event that Sanyo's utilization of the grant under this Agreement is claimed to infringe any third party's rights within the Market, both PureDepth and Sanyo will consult in good faith before PureDepth determines how best to handle such a claim.

8.	Improvements

8.1
PureDepth will, as soon as practicably possible, advise Sanyo of any Improvements as far as it or they relate to the Product or Sanyo Product. Sanyo will be entitled, upon request, under this license to those improvements in the Market for and within the purposes set out in this Agreement.

8.2	All Improvements falling within the scope of the Patent Rights which come into the knowledge of Sanyo will without delay (and in any event within 30 days) be disclosed in confidence to PureDepth.

8.3
Sanyo acknowledges that no title to or ownership of the MLD Technology or the Intellectual Property Rights is transferred to Sanyo pursuant to this Agreement, and PureDepth reserves all Intellectual Property Rights in the MLD Technology and any Improvements developed by Pure Depth. [* * *]

9.	Brand Marking

9.1
Sanyo will provide an appropriate notation on each Product, packaging, marketing, or other materials associated with each Product or Sanyo Product, stating that the Sanyo Product includes the MLD Technology made under license from PureDepth and an appropriate identification of the Patent Rights applicable to such Sanyo Product. The form and content of the notation will be provided by PureDepth and agreed by Sanyo.

10.	Term, Termination and Renewal
10.1	Unless earlier terminated under clauses 10.2 or 10.3, this Agreement will begin at the Commencement Date and will continue until the earliest of the following:

a.	expiry of the Copyright or of all of the Patent Rights; or

b.	the parties mutually agreeing in writing to terminate this Agreement; or

c.	the expiry of the Term, unless renewed pursuant to the terms of this Agreement.

10.2
This Agreement may be terminated by either party by written notice if (i) the other party commits a breach of this Agreement and has failed to remedy the breach within 60 days of receipt of written notice from the other party requiring it to do so, or (ii) Either party has a person in the nature of an insolvency manager or receiver appointed for the whole or any part of its assets, or if an order is made or a resolution is passed for its liquidation (unless as a part of a scheme for reconstruction or amalgamation);.

10.3	or

If Sanyo takes any action or causes or induces or supports any action to call into question the validity of the Patent Rights, then, PureDepth may by notice to Sanyo, immediately terminate this Agreement.

11.	Insurance

11.1
Sanyo will at all times during the term of this Agreement maintain effective product liability insurance cover throughout the Market in respect of the Sanyo Product. Such cover will amount to no less than [* * *] per occurrence and annual aggregate. The insurance policy or policies will not be cancelled without giving at least fifteen (15) days prior written notice from Sanyo to PureDepth.

12.	Publicity and Confidentiality

12.1
Each party will, prior to the release of any public statements relating to this Agreement, whether that is the fact of its existence or any details under it, seek the consent of the other party to the form of such release, which consent will be promptly given and will be unreasonably withheld.

12.2
The parties acknowledge and agree that, in order to ensure an effective and successful working relationship, they will each be forthcoming and an ongoing basis to share Confidential Information pertinent to the commercial purposes set out in this Agreement, but they will not be required to share any Confidential Information beyond such purposes.

12.3
Accordingly, with the exception of the provisions of clause 12.1, the provisions of the NDA relating to the protection and disclosure of Confidential Information (other than its term which will be hereby extended to match the Term), will be incorporated into this Agreement by reference, provided that, if there is any conflict in the interpretation of the provisions of this Agreement and the provisions of the NDA, then the parties agree that the provisions of this Agreement will prevail in all respects.

12.4	Without limiting clause 12.2, the Receiving Party agrees not to:

a.	use any Confidential Information, either directly or indirectly, in a manner which will damage the legitimate interests of the Disclosing Party; or

b.
hold itself out or represent itself as otherwise associated with the Disclosing Party, other than for the purposes evidenced by this Agreement, unless the Receiving Party has first obtained the written consent of the Disclosing Party, which such consent will not be unreasonably withheld.

13.	Dispute Resolution

13.1
Any dispute under this Agreement that arises between the parties will in the first instance be referred to the chief executive officer or equivalent office holder for each of the parties. The chief executive officers will promptly give full written particulars of the dispute to the other and, in good faith, enter into discussions to try and resolve the dispute in a timely manner.

13.2
In case an amicable settlement could not be reached within thirty (30) days after commencing settlement discussion, such disputes, differences or controversies shall be referred to arbitration in Osaka, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association as in force at that time, if initiated by PureDepth, and in Los Angeles, California in accordance with the rules of the American Arbitration Association if initiated by Sanyo. The number of arbitrators will be three (3). The language to be used in arbitral proceeding will be English.

13.3	This clause 13 does not apply to:

a.	any dispute arising in connection with any attempted re-negotiation of this Agreement; or

b.	an application by either party for urgent injunctive relief.

14.	General Provisions

14.1
Entire Agreement: This Agreement (including the NDA, as amended) sets out the entire agreement and understanding between the parties as at the Commencement Date relating to the Product and Sanyo Product and the Intellectual Property Rights and no modifications or amendments will be effective unless made in writing and signed by the parties to this Agreement.

14.2	Requisite Authority: Both parties confirm they each have the full and requisite authority to enter into this Agreement and give effect the undertakings given by each of them under it.

14.3
Good Faith: The parties agree to do any and all acts and things to execute and deliver any and all papers and documents necessary (including any assignments or related documentation of any Improvements) or appropriate to effect the intent and purpose of this Agreement.

14.4	Non Circumvent: The parties will not circumvent or attempt to circumvent the provisions and/or intent of this Agreement.

14.5
Waiver: Any waiver by either party of any rights arising from any breach of any term of this Agreement will not be construed as a continuing waiver of other breaches of the same or other terms of this Agreement by any other party.

14.6
Severability: Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision will be replaced with a provision which accomplishes, and to such extent as possible, the original business purpose of the part or provision in a valid and enforceable manner, and the remainder of the Agreement will remain binding on the parties.

14.7	Headings: Headings contained in this Agreement have been inserted merely to facilitate reference and will have no bearing upon the interpretation of any of the provisions of this Agreement.

14.8
Giving Notices: Any notice or communication, document or demand requiring to be made or served pursuant to this Agreement will be in writing signed by the party giving the notice or by any officer or other representative of that party and served at the addresses set out in Schedule 2 or in respect of a party to such other address as that party may also have advised to the other by at least five (5) working day's notice, and any notice or document shall be deemed to be duly given or made:

a.	Personal Delivery: If delivered by hand, when so delivered;

b.	Facsimile: If sent by facsimile, when the sender receives confirmation by answer back or if the sending machine confirms that the transmission was successful;

c.	Posting: If sent by post, on the tenth (10) working day following posting; and

d.
Email: If sent by email, upon the earlier of; receipt by the sending party of confirmation of successful delivery; or two (2) working days after dispatch, provided that, the sending party does not receive any indication of failure, or delay, of delivery within two (2) working days after dispatch.

14.9
Receiving Notices: Any notice, communication, document or demand which, but for this clause would be deemed to be received after 5pm, at the place of receipt, on a working day or on a day which is not a working day, shall be deemed to be received at 8.30am on the next following working day (Pacific Standard Time).

14.10
Statutory Holidays: For the purpose of this clause relating to the giving of notice, "working day" will be interpreted with respect to the statutory holidays in relation to the location of the recipient.

14.11	Costs: Each of the parties will bear its own legal and other costs relating to the preparation and execution of this Agreement.

14.12	No Partnership or Agency: Nothing in this Agreement will create a partnership or agency between any of the parties unless expressly provided.

14.13
Force Majeure: Neither party will be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided that, such failure will be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, act of terrorism, war, strikes, labor disturbances, transportation difficulties, labor shortage, natural genetic variations of any living matter or by any cause of like or unlike nature beyond the reasonable control and without the fault or negligence of such parties.

14.14	Each party must immediately notify the other party of the existence of a force majeure event.

14.15	The parties will promptly discuss how the force majeure event (if it is accepted by both as such) is to be handled in the context of this Agreement.

14.16	Survivability: Notwithstanding any provision of this Agreement to the contrary, clauses intended by their nature to survive termination of this Agreement, will do so.

14.17	Counterparts: This Agreement may be executed in counterparts (which may be facsimile copies) and all of which, when taken together constitute the one document.

14.18
Governing Law: The formation, validity, construction and performance of this Agreement will be governed by and interpreted in accordance with the laws of Japan, excluding any rule or principle of the conflict of laws that might otherwise refer the interpretation or construction of this Agreement to the law of any other jurisdiction.

14.19
Notice of claim: Each party to this Agreement will give to the other party immediate notice of any suit or action filed and prompt notice of any claim made against the party arising out of the performance of this Agreement.

14.20
Language: This Agreement is executed and interpreted in the English language only. No translation of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of any of the parties hereto.

14.21
Further Agreement: The parties acknowledge and agree, this Agreement sets out all the fundamental matters as at the Commencement Date which have been agreed between the parties and is a binding document as and from the Commencement Date. However, the parties may wish to record certain additional matters of detail within [* * *] of Commencement Date. Any such additional matters will be duly recorded in writing, signed by the parties and incorporated as an addendum to this Agreement.

EXECUTED as an Agreement

Signed by PureDepth, Inc.:

/s/ Fred T. Angelopoulos
Director's signature

Fred T. Angelopoulos
Director's full name

Date: 12/15/05

Signed by SANYO Sales and Marketing Corporation:	Signed by SANYO Electric Systems Solutions Co., Ltd.
/s/ Toshiaki Ilie	/s/ Akifum Hinda
Director's signature	Director's signature

Toshiaki Ilie	Akifum Hinda
Director's full name	Director's full name

Date: 12/26/05	Date: 1/19/06

SCHEDULE 1

COMMERCIAL TERMS

Note: Capitalised terms will have the meaning given to such terms as set out in this Schedule 1 or the Agreement. If there is any conflict in interpretation, then the terms of this Schedule 1 will prevail.

Term, Market, Territory and Renewal:

"Term" means the period starting from [* * *] ("Commencement Date") on and until the date [* * *] date Sanyo Product is approved by the Japanese government for the distribution in the Territory. "Market" means the sale and distribution of [* * *]

"Territory" means [* * *] only.

Exclusivity in the Market is granted by PureDepth to Sanyo for the [* * *].

Key "Milestones" for reference during the Term include:

➢  Commencement Date to [* * *] – [* * *]
➢  [* * *] – [* * *]; and
➢  [* * *] – [* * *].

The parties will agree in writing any required amendment to the above timetable.

Any right of renewal after the Term, including the possible extension of both exclusivity and Territory, will be subject to good faith negotiation between the parties. Such negotiation will at least commence at least [* * *] before the expiry of the Term.
Default Rate:
[* * *]% per month on any overdue amounts.
Volume Commitment, Guaranteed Royalty, Payment Date and Associated Terms and Purchase Orders (clauses 5.1 and 5.2):

Volume Commitment:

Sanyo will purchase at least [* * *] MLD Modules ("Volume Commitment") from PureDepth during the Term for integration into the Sanyo Product.

[* * *]

[* * *]

Payment Date and Associated Terms:

Sanyo shall withhold from any royalty payable to PureDepth the amount of any tax imposed thereon in Japan. The Parties intend for the payments made by Sanyo to PureDepth to qualify for double-taxation relief to the maximum extent possible under the applicable Japan-United States tax treaty and each Party shall timely complete and file any and all documents, filings, registrations, etc. necessary to accomplish the foregoing. Sanyo shall send to PureDepth the official certificate of tax payment for such tax.

All payments made by Sanyo to PureDepth will be made in USD into a bank account nominated in writing by PureDepth to Sanyo.

Evaluation, sample or promotional units shall not exceed [* * *]% of the Volume Commitment (clause 5.3).

Purchase Orders:

If Sanyo elects to utilize the current manufacturing operations managed by PureDepth, then orders for the Volume Commitment by Sanyo will be made via PureDepth. The terms of such purchase orders will be subject to a separate purchase order and acceptance to be completed as soon as is practicable between the parties.

Period for Sanyo to furnish PureDepth written reports containing full particulars of the sales of Units and Payment (clause 6.2):

In case Sanyo purchases the Product from PureDepth or its subcontractor, the Royalty shall be added on the price of the Products. In case Sanyo manufactures the Product by itself or its subcontractor, the Royalty shall be paid by as follows:

Sanyo will provide reports to PureDepth [* * *] which will contain the following minimum information:

➢  Number of Products and Units manufactured; and
➢  Number of MLD Modules per Unit (see clause 5.4a).

Such reports will be certified true and correct by a Sanyo director/authorised officer. Promptly after PureDepth receives the royalty report from Sanyo, PureDepth shall provide the invoice for the royalty to Sanyo and Sanyo will forthwith, [* * *] make the payment to PureDepth.

Cap for all indemnity claims made by Sanyo against PureDepth in relation to third party claims brought against Sanyo (clause 7.3a): [* * *]% of the total Royalty received by PureDepth during the Term.

SCHEDULE 2

NOTICES

PureDepth, Inc.:

Address:	303 Twin Dolphin Drive
6th Floor
Redwood City
California, 94065
United States of America

Telephone no:	001 650 632 4440

Facsimile no:	001 650 632 4439

Contact person:	Fred Angelopoulos

E-mail address:	fred.angelopoulos@puredepth.com

Sanyo:

Address:	5-15, Hiyoshi-cho 2-chome, Moriguchi-shi,
Osaka 570-8634
Japan

Telephone no:	+81-6-6992-4644

Facsimile no:	+81-6-6992-1445

Contact person:	Okikuni Aoyagi

E-mail address:	aoya066488@sanyo.co.jp

<MANUFACTURE BY PD>

MLD Module [* * *]
	[* * *]-[* * *]	[* * *]-[* * *]	[* * *]-[* * *]	[* * *]-
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]

MLD Module [* * *]
	[* * *]-[* * *]	[* * *]-[* * *]	[* * *]-[* * *]	[* * *]-
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]

[* * *]
	[* * *]-[* * *]	[* * *]-[* * *]	[* * *]-[* * *]	[* * *]-
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]
[* * *] inch	$[* * *]	$[* * *]	$[* * *]	$[* * *]

The discount of the Royalty shall be accumulative for the entire amount of the Products sold or manufactured.